EX-99.77C

Exhibit 7C

Addendum to Question 7.c on Form N-SAR
List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds

         Is this the
        Series last
        filing for
        this
        series?
Series Number  Series Name     (Y/N)
107  JPMORGAN FLOATING RATE INCOME FUND   N
108  JPMORGAN DIVERSIFIED REAL RETURN FUND   N
134  JPMORGAN GLOBAL BOND OPPORTUNITIES FUND   N